EXHIBIT 99.2

Investor Update – September 2019

COEUR D'ALENE, Idaho, September 8, 2019 -- Star Gold Corp. ("Star Gold" or the "Company") (OTC Markets: SRGZ) is pleased to provide an investor update of progress at its flagship project, the Longstreet Property.

Longstreet Project Activities

1.
Mineral Rights Ownership

Outlined in the press release dated August 14, 2019, the Company executed a structured agreement whereby Great Basin Resources, Inc. (“Great Basin”). will assign the mineral rights governing the Longstreet Project to Star Gold upon the satisfaction of certain conditions. Star Gold has satisfied each of the four (4) conditions and management expects final transfer of mineral rights from Great Basin to the Company is imminent. As the mineral rights holder, Star Gold will have more flexibility with respect to the development and financing options possibilities for the Longstreet Project.

2.
Updated Economic Model

Since publishing the May 2014 Scoping Study (the “2014 Study”) prepared by AtoZ Mining Consultants (available on website), management has examined multiple options for improving the economics of the Longstreet Project. A significant change to the positioning of the leach pad was determined to be beneficial. The leach pad can potentially be situated about 450 feet from the proposed location of the Main knob mineable pit. This improved proximity reduces disturbance and decreases estimated operating costs as the original leach pad was to be located approximately 3 miles away from the mineable pit. As a result, estimated road construction and infrastructure costs are dramatically reduced. Further, the greatest potential economic gain is in the estimated reduced operating costs of ore transport by utilizing a gravity driven conveyor system rather than trucking ore to the leach pad.

Star Gold also commissioned H.E. Hunewill Construction Co. (“Hunewill”), an experienced Nevada mining contractor, to prepare an updated cost analysis based on the improved leach pad position and current estimated market conditions. Star Gold then modified the variables in the 2014 Study to reflect the new position of the leach pad and Hunewill’s costing data. This re-costed financial model uses the same pit, strip ratio and grade outlined in the 2014 Study. On a cautionary note, the updated model is not a fully 43-101 or SEC Guide 7 compliant study, but it is based on, and utilizes, the original pit design, grade, strip ratio coupled with the updated costs provided by Hunewill. The model assumes a $1,400 per ounce gold price. The financial model and presentation (outlining the updated estimated operating costs) are available to existing shareholders of the Company upon request and execution of relevant non-disclosure materials.

Corporate Activities

Management has determined that, given the increased interest in the gold exploration space coupled with the expectation Star Gold will become the sole mineral rights holder of the Longstreet Project, the Company will contemplate additional strategic options. Management will provide further updates as warranted.

About Star Gold Corp.

Star Gold is a gold exploration/development company with claims located within the Walker Lane belt. The Company is currently focused on developing its flagship property, the Longstreet Property. The Longstreet Property in its entirety comprises 142 mineral claims: 75 original optioned claims, of which 70 are unpatented staked claims and five claims leased from local ranchers, pursuant to the “Clifford Lease”; as well as 62 claims subsequently staked by Star Gold. The Longstreet Property covers a total area of approximately 2,500 acres (1,012 ha). The Longstreet Project is at an intermediate stage of exploration.

The Longstreet Property is located in Nye County, Nevada.

105 N. 4th Street, Suite 300, Coeur d’Alene, ID 83814
Telephone: 1-208-664-5066 Fax: 1-208-664-5066
www.stargoldcorp.com

Investor Contact:

David Segelov
Office: 208-664-5066
Cell: 646-626-3356
dsegelov@stargoldcorp.com
info@stargoldcorp.com

Disclaimers

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Star Gold Corp (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings.

105 N. 4th Street, Suite 300, Coeur d’Alene, ID 83814
Telephone: 1-208-664-5066 Fax: 1-208-664-5066
www.stargoldcorp.com